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                                                                   EXHIBIT 10.65

                        BALDWIN TECHNOLOGY COMPANY, INC.
                     MANAGEMENT INCENTIVE COMPENSATION PLAN

                            as summarized on 8/11/03
                          as amended, effective 1/1/04

OBJECTIVE:

The Baldwin Management Incentive Compensation Plan (MICP or Bonus Plan) is designed to reward, recognize and motivate executives and key management employees for their contributions on a corporate-wide, functional and personal basis.

PLAN CRITERIA:

The MICP is designed to provide each eligible participant a target bonus percentage of his/her base salary upon the achievement of targeted financial and personal performance objectives. For purposes of this plan, a participants base salary will be that which is in effect on July 1st of any given fiscal year. For the purposes of the MICP, the following financial performance objective will be used as the basis to determine the level of payout under the Bonus Plan.

     1) FINANCIAL PERFORMANCE OBJECTIVE (AOP TARGET) - For Fiscal 2004, the Company's Annual Operating Plan (AOP) net income before taxes will be used as the basis to determine achievement at both corporate and business unit levels.

PAY FOR PERFORMANCE RELATIONSHIP (LEVERAGING):

Performance against the financial objective will be rated on a scale of 100 - 120% of AOP target. There will be no payout for achievement below 100% and the maximum achievement is capped at 120% of the AOP target. The following chart shows the % of target bonus opportunity yielded by performance leverage.

Performance Against               % of Target
   AOP Target                  Bonus Opportunity
    100%                            100%
    110%                            125%
    120%                            150%

BONUS FORMULA:

A participants actual bonus payout (except for corporate participants) will be based on both the consolidated and the participant's business unit net income before taxes. For Fiscal 2004, all participants (except corporate participants) will have their 100% target bonus opportunity weighted at 50% from consolidated net income before tax and 50% from their business unit's net income before tax (corporate participants will be based 100% on consolidated net income before tax). The final payout will be calculated by adding together the corporate and business unit bonuses that have been separately calculated.

For example:

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Corporate net income TARGET is $1.0M             Business Unit net income TARGET
$400K
Corporate net income ACTUAL is $1.2M             Business Unit net income ACTUAL
$300K

    Salary                               $100,000
    Bonus Eligibility                           30%
    100% bonus opportunity               $  30,000  (50%/50% split)
    150% bonus opportunity               $  45,000  (50%/50% split)

A)  50% from Corporate @ 100%            $  15,000
    Corporate Performance Leverage             120% (150% target bonus opportunity)

    Corporate Bonus Portion............                           $     22,500
                                                                  ------------
B)  50% from business unit @ 100%        $  15,000
    Bus Unit Performance Leverage               75% (0% target bonus opportunity)

    Business Unit Bonus Portion........                           $          0
                                                                  ------------
                                                     TOTAL BONUS  $     22,500
                                                                  ============

ADMINISTRATIVE:

     1)   NEW PARTICIPANTS

          Any newly hired, promoted or transferred employee who becomes eligible to participate in the MICP will do so on a pro-rated basis from the date of such occurrence consistent with the time such participant worked in the fiscal year. All new participants must be approved by the President & CEO.

     2)   TERMINATION, RETIREMENT OR DEATH

          A participant who terminates voluntarily or is terminated for just cause (or summary dismissal) before the fiscal year end of the bonus plan year will not receive payment under this plan. In the case of retirement or death of a participant before the fiscal year end of the bonus plan year, payment will be made on a pro-rated basis consistent with the time such employee worked in the fiscal year.

     3)   CHANGE OF CONTROL

          In the event of involuntary separation of a participant due to a Change of Control before the fiscal year end of the Bonus Plan year, payment will be made on a pro-rata basis consistent with the time such participant worked during the fiscal year.

     4)   PAYOUT

          At fiscal year end, actual financial performance results will be compared to the performance criteria and the payout for each participant will be calculated. Any payout from the Plan will occur no later than August 15th following the end of the fiscal year.

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          In Fiscal 2004, in the event of a Change of Control, the Bonus Plan will make a payment to all participants who qualify for a bonus (as defined above) immediately prior to the closing date (i.e., the Change of Control event). The payout and any performance leverage that may have been earned will be based on the Company's actual performance versus its AOP target (net income before tax) for all completed quarters prior to the quarter in which the Change of Control event occurs.

          For the quarter in which the Change of Control event occurs, that quarter's AOP target will be divided by three (3) in order to arrive at a monthly AOP target for that quarter, against which the actual results will be measured to calculate the pro-rata share of the bonus payout as well as any performance leverage that may have been earned. For the avoidance of doubt, if a Change of Control event occurs during a month, the bonus and any performance leverage that may have been earned will be pro-rated up to the date of closing based on the actual results of the Company through the month ending just prior to the month in which the Change of Control event occurs.

     5)   PLAN CHANGES

          All information contained herein including the payout of bonuses under this Plan may be changed as considered appropriate at the sole discretion of the President and CEO of the Company, provided that changes to the Plan must be approved by the Compensation and Stock Option Committee of the Board of Directors of the Company.